EXHIBIT 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. REPORTS 2003 DILUTED EARNINGS PER SHARE OF $0.20

LITTLE ELM, Texas, April 06, 2004—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported diluted earnings per share of $0.20 for the year ended December 31, 2003, compared with a loss per share of $0.45 for 2002.

Highlights for 2003 include:

•	$250,000 in debt was converted into common stock.

•	Stockholder’s equity increased from $7.4 million at December 31, 2002 to $15.1 million at December 31, 2003.

•	Working capital improved from a negative $1.0 million at December 31, 2002 to a positive $7.7 million at December 31, 2003.

•	Litigation settlements provided cash of $13.9 million.

•	All of the Series A stock was converted into common stock.

•	Over 700,000 shares of Class B stock were converted into common stock.

Additionally, the trial in our federal antitrust lawsuit against Becton Dickinson (BD) is scheduled to begin on July 6, 2004.

The Company also terminated its National Marketing and Distribution Agreement with Abbott Laboratories.

See 10-KSB for further details.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to resolve its litigation with Becton Dickinson; the Company’s ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing; the increased interest of larger market players, specifically Becton Dickinson, in providing safety needle devices such as the competing retractable syringe, the Integra; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$8,155,621	$1,342,117
Accounts receivable, net of allowance for doubtful accounts of $146,452 and $73,294, respectively	1,170,231	2,666,866
Inventories, net	3,976,584	2,779,554
Other current assets	194,310	276,524

Total current assets	13,496,746	7,065,061

Property, plant, and equipment, net	9,678,826	10,515,480
Intangible assets, net	394,369	405,641
Other assets	60,565	72,671

Total assets	$23,630,506	$18,058,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,335,389	$4,229,396
Current portion of long-term debt	210,681	840,899
Accrued compensation	231,959	328,717
Marketing fees payable	1,419,760	1,874,571
Accrued royalties	1,156,633	602,777
Other accrued liabilities	152,800	145,116
Income taxes payable	265,473	—

Total current liabilities	5,772,695	8,021,476

Long-term debt, net of current maturities	2,723,001	2,600,298

Stockholders’ equity:
Preferred stock $1 par value:
Series A; authorized and issued: 5,000,000 shares; outstanding: none and 1,056,000 shares, respectively (liquidation preference of none and $1,584,000)	—	1,056,000
Class B; authorized: 5,000,000 shares
Series I, Class B; issued: 1,000,000 shares; outstanding: 229,400 and 259,400 shares, respectively (liquidation preference of $1,433,750 and $1,621,250, respectively)	229,400	259,400
Series II, Class B; issued: 1,000,000 shares; outstanding 418,500 and 431,000 shares, respectively (liquidation preference of $5,231,250 and $5,387,500, respectively)	418,500	431,000
Series III, Class B; issued: 1,160,445 shares; outstanding: 145,245 and 150,745 shares, respectively. (liquidation preference of $1,815,563 and $1,884,313 , respectively)	145,245	150,745
Series IV, Class B; issued: 1,133,800 shares; outstanding 1,066,000 shares (liquidation preference of $11,726,000)	1,066,000	1,066,000
Series V, Class B; issued 2,416,221shares; outstanding: 1,732,071 and 2,416,221 shares, respectively; (liquidation preference of $7,621,112 and $10,631,372, respectively)	1,732,071	2,416,221
Common Stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 22,141,964 and 20,318,100, respectively	—	—
Additional paid-in capital	51,448,561	49,411,177
Accumulated deficit	(39,904,967)	(47,353,464)

Total stockholders’ equity	15,134,810	7,437,079

Total liabilities and stockholders’ equity	$23,630,506	$18,058,853

See notes to the financial statements

RETRACTABLE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002	2001
Sales, net	$19,078,332	$20,316,299	$16,145,635
Cost of sales	14,654,006	14,990,932	13,322,965
Product recall and recovery	—	481,637	—

Gross margin	4,424,326	4,843,730	2,822,670

Operating expenses:
Sales and marketing	3,374,212	4,042,081	4,066,433
Research and development	561,135	337,930	756,542
General and administrative	6,391,931	4,534,217	4,149,389
Debt conversion expense	—	2,319,073	—
Deferred IPO expenses	—	—	563,912

Total operating expenses	10,327,278	11,233,301	9,536,276

Loss from operations	(5,902,952)	(6,389,571)	(6,713,606)

Interest income	44,553	10,035	51,943
Interest expense, net	(307,142)	(446,392)	(553,617)
Litigation settlement, net	13,879,511	—	—

Net income (loss) before income taxes	7,713,970	(6,825,928)	(7,215,280)
Provision for income taxes	265,473	—	—

Net income (loss)	7,448,497	(6,825,928)	(7,215,280)
Preferred stock dividend requirements	(2,560,723)	(2,266,250)	(2,023,954)

Earnings (loss) applicable to common shareholders	$4,887,774	$(9,092,178)	$(9,239,234)

Earnings (loss) per share -basic	$0.23	$(0.45)	$(0.47)

Earnings (loss) per share -diluted	$0.20	$(0.45)	$(0.47)

Weighted average common shares outstanding	21,001,004	20,300,454	19,774,006

See notes to the financial statements

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Chief Financial Officer	Communications Director
(888)806-2626 or (972)294-1010	(212) 490-0811 or (214)912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com